Exhibit 99.1

Company Contact:
James S. Scully
Chief Administrative Officer and Chief Financial Officer (212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
ICR, Inc.
(203) 682-8200

J. CREW GROUP, INC. RAISES GUIDANCE

New York, NY – October 22, 2009 – J. Crew Group, Inc. [NYSE:JCG] today announced that the Company is raising both its guidance for the third quarter of fiscal 2009 ending October 31, 2009, and its outlook for the fourth quarter of fiscal 2009 ending January 30, 2010.

The Company’s improved third quarter guidance reflects stronger than anticipated sales and margin trends in the third quarter. For the third quarter of fiscal 2009, the Company currently expects diluted earnings per share in the range of $0.54 to $0.59 as compared to its previously estimated range for diluted earnings per share of $0.30 to $0.33 and its actual third quarter fiscal 2008 diluted earnings per share of $0.30. The Company’s third quarter fiscal 2009 expectations reflect a high single digit increase in comparable store sales; a low single digit increase in Direct sales; and a gross profit margin increase of approximately 500 basis points as compared to the third quarter of fiscal 2008 which was 41.6% of revenues. This compares to the Company’s previous guidance for the third quarter of fiscal 2009 of a mid-single digit decline in comparable store sales; a low to mid-single-digit decline in Direct sales; and a 100 basis point increase in gross profit margin.

The Company’s outlook for the fourth quarter is based on the expectation that current trends in the third quarter will continue, however there can be no assurance that this will occur. For the fourth quarter of fiscal 2009, the Company currently expects comparable store sales to increase in the mid to high single digit range and Direct sales to increase in the low single digit range, as compared to the fourth quarter of fiscal 2008. The Company’s fourth quarter fiscal 2009 gross profit margin expectations remain consistent with previous guidance of a 600 basis point sequential decline from actual third quarter results to fourth quarter. This revised outlook compares to the Company’s previous outlook for the fourth quarter of fiscal 2009 of a low single digit increase in both comparable store sales and Direct sales.

The Company is providing this information given the significant expected outperformance to its original third quarter guidance and fourth quarter outlook previously provided in conjunction with the announcement of its second quarter results on August 27, 2009. Investors should not expect the Company to provide interim quarterly updates of guidance or outlook information in advance of scheduled quarterly earnings announcement dates. In addition, investors should not expect the Company to update the information provided in this release in advance of the scheduled announcement date for its actual third quarter fiscal 2009 results the week of November 23, 2009.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of October 22, 2009, the Company operates 242 retail stores (including 216 J. Crew retail stores, 9 crewcuts stores and 17 Madewell stores), the J. Crew catalog business, jcrew.com and 78 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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